EXHIBIT 12 - STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED
                                CHARGES
                                (DOLLAR AMOUNTS IN THOUSANDS)



                                                            Fiscal Year Ended
                                      FEBRUARY 3, JANUARY 28, JANUARY 29, JANUARY 30, FEBRUARY 1
                                         1996        1995        1994        1993        1992

    Consolidated pretax income         $269,653    $406,110    $399,534    $375,330    $322,157
    Fixed charges (less capitalized
    interest)                           139,666     145,921     152,568     142,857     128,891

    EARNINGS                           $409,319    $552,031    $552,102    $518,187    $451,048

    Interest                           $120,054    $124,282    $130,915    $121,940    $109,386

    Capitalized interest                  3,567       2,545       1,882       1,646       3,574

    Interest factor in rent expense      19,612      21,639      21,653      20,917      19,505

    FIXED CHARGES                      $143,233    $148,466    $154,450    $144,503    $132,465

    Ratio of earnings to fixed charges     2.86        3.72        3.57        3.59        3.41

